SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

January 19, 2018

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: H. Roger Schwall, Assistant Director

Re:	SemGroup Corporation

Registration Statement on Form S-4

File No. 333-222464

Dear Mr. Schwall:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, SemGroup Corporation (the “Company”) and each of the undersigned co-registrants (collectively with the Company, the “Registrants”) hereby request that the effective date of the above-referenced Registration Statement on Form S-4 be accelerated so that the same will become effective at 2:00 p.m., Washington, D.C. time, on Tuesday, January 23, 2018, or as soon thereafter as practicable.

Please contact Robert J. Melgaard of Conner & Winters, LLP, counsel to the Registrants, at (918) 586-8973, as soon as the Registration Statement has been declared effective, or if you have any other questions or concerns regarding this matter.

Sincerely,

SemGroup Corporation

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer

SemGas, L.P.
SemMaterials, L.P.

By:	SemOperating G.P., L.L.C., each such Guarantor’s General Partner

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer

Securities and Exchange Commission

January 19, 2018

Mid-America Midstream Gas Services, L.L.C.
SemGroup Europe Holding, L.L.C.
SemMexico, L.L.C.

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer

Rose Rock Finance Corporation
Rose Rock Midstream Operating, LLC
Rose Rock Midstream Energy GP, LLC
Rose Rock Midstream Field Services, LLC
SemOperating G.P., L.L.C.
SemCrude Pipeline, L.L.C.
SemDevelopment, L.L.C.

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer

Glass Mountain Holding, LLC
Wattenberg Holding, LLC

By:	Rose Rock Midstream Operating, L.L.C., each such Guarantor’s sole member

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer

Rose Rock Midstream Crude, L.P.

By:	Rose Rock Midstream Energy GP, LLC, its general partner

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Senior Vice President and Chief Financial Officer